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                                                                    Exhibit 4.21


                                    GUARANTY

                                                               December 20, 2000

         WHEREAS, STATIA MARINE, INC., a Cayman Islands exempted company, having an office at P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies (the "BORROWER"), has applied to TRANSAMERICA EQUIPMENT FINANCIAL SERVICES CORPORATION, a Delaware corporation having an office at Riverway II, West Office Tower, 9399 West Higgins Road, Rosemont, Illinois 60018 ("LENDER"), for a loan in the principal sum of Seven Million and no/100 Dollars ($7,000,000) (the "LOAN"), which Loan will be evidenced by a promissory note (the "Note") dated December 20, 2000, made and subscribed by the Borrower in the original principal sum of Seven Million and no/100 Dollars ($7,000,000), secured and advanced pursuant to a Loan Agreement dated December 20, 2000 by and between the Borrower and the Lender (the "Loan Agreement") Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Loan Agreement;

         WHEREAS, Lender is willing to make the Loan to the Borrower only if the Loan is fully and absolutely guaranteed by STATIA TERMINALS GROUP N.V., a limited liability company organized and existing under the laws of the Netherlands Antilles (the "GUARANTOR"), all in accordance with the terms and conditions of this Guaranty (this "GUARANTY");

         NOW, THEREFORE, in consideration of the collateral and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, and in order to induce Lender to make the Loan to the Borrower, the Guarantor hereby acknowledges, agrees and confirms that all of the above recitals are true, correct and complete and hereby covenants and agrees with Lender as follows:

         SECTION 1. DEFINITIONS. For all purposes of this Guaranty, except as otherwise expressly provided in this Section 1, the terms defined in this
Section 1 shall have the meanings assigned to such terms as set forth below and shall include the plural as well as the singular:

         "AFFILIATE" means any Person (1) which directly or indirectly controls, or is controlled by, or is under common control with Guarantor or a Subsidiary of Guarantor; (2) which directly or indirectly beneficially owns or holds five percent (5%) or more of any class of voting stock of Guarantor or any Subsidiary of Guarantor; or (3) five percent (5%) or more of the voting stock of which is directly or indirectly beneficially owned or held by Guarantor or a Subsidiary of Guarantor. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

         "APPLICABLE LAW" means the laws of the State of Illinois (or any other jurisdiction whose laws are mandatorily applicable notwithstanding the parties' choice of Illinois law) or the laws of the United States of America, whichever laws allow the greater interest, as such laws now exist or may be changed or amended or come into effect in the future.



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         "ASSIGNMENT OF CHARTER" means that certain Assignment of Bareboat
         Charter Agreement dated as of December 20, 2000, executed by Borrower in favor of Lender assigning all of Borrower's rights under the Charter Agreement.

         "BORROWER" means Statia Marine, Inc., an exempted company organized and existing under the laws of the Cayman Islands, British West Indies, together with its successors and assigns.

         "CAPITAL LEASES" means, as applied to any Person, any lease of any Property by such Person as lessee which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.

         "CHARTER AGREEMENT" means that certain Bareboat Charter Party regarding the Vessel dated as of December 20, 2000 by and between Statia Terminals N.V., as Charterer and Borrower, as the same may be modified, amended or supplemented from time to time.

         "CHARTERER" means Statia Terminals N.V., a corporation organized and existing under the laws of the Netherlands Antilles.

         "COLLATERAL" means, collectively, the Vessel, all of Borrower's property and interests encumbered by the Assignment of Charter and the Assignment of Insurance from time to time during the term of this Agreement, and all substitutions and replacements therefor. It is the intent of Borrower and Lender that the Collateral shall secure all of the Obligations.

         "DEBT SERVICE COVERAGE RATIO" shall mean, for any fiscal period, the ratio of EBITDA to the sum of (a) Interest Expense accrued during such period, and (b) scheduled payments of principal with respect to Funded Debt during such period.

         "EBIT" shall mean, for any period, Net Income for such period before Interest Expense and provision for income taxes for such period and without giving effect (i) to any extraordinary gains or losses, (ii) to any gains or losses from sales of assets other than from sales of inventory sold in the ordinary course of business, and (iii) to any non-cash gains or losses.

         "EBITDA" shall mean, for any period, EBIT for such period, adjusted by adding thereto the amount of all amortization of intangibles and depreciation that were deducted in determining EBIT for such period.

         "FUNDED DEBT" shall mean, without duplication, all indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of indebtedness and specifically including capital lease obligations, long-term debt, current maturities of long-term debt, revolving credit and short-term debt.




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         "GENERALLY ACCEPTED ACCOUNTING PRINCIPLES" OR "GAAP" means those accounting principles as in effect in the United States of America on the date of, and consistent with those followed in the preparation of, the financial statements referred to in Section 4 hereof.

         "GUARANTOR" means Statia Terminals Group N.V., a limited liability company organized and existing under the laws of the Netherlands Antilles, standing alone and not consolidated with any of its Subsidiaries all as more fully presented in the financial statements of Guarantor which are attached to the Loan Agreement as EXHIBIT "A".

         "GUARANTY" means this Guaranty dated December 20, 2000, executed by Guarantor in favor of the Lender.

         "INDEBTEDNESS" means all items of indebtedness which, in accordance with Generally Accepted Accounting Principles, would be deemed a liability of a Person as of the date as of which such indebtedness is to be determined, and shall also include all indebtedness and liabilities of others assumed or guaranteed by such Person or in respect of which such Person is secondarily or contingently liable, whether by reason of any agreement to acquire such indebtedness, to supply or advance sums, or otherwise. Without limiting the scope of the foregoing, such term shall include (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (d) all lease obligations which are required to be capitalized for financial reporting purposes in accordance with GAAP, (e) all debts secured by any mortgage, lien, pledge, attachment, charge, or other security interest or encumbrance of any kind in respect of any property or upon the income or profits therefrom, whether or not such debt is assumed by the party granting such security, and (f) all debt of third persons guaranteed by a party.

         "INTEREST EXPENSE" means, with respect to the Guarantor and its Subsidiaries for any period, the total interest expense determined on a fully consolidated basis, net of any interest income for such period (including any income received in connection with any hedging obligations in respect of interest rates during such period, but other than interest income earned on any restricted cash until such time as the payment of such interest ceases to be restricted, listed on such Person's balance sheet during such period) whether paid or accrued (including interest attributable to (a) obligations which have been or should be recorded as Capital Leases in accordance with GAAP, and (b) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs under any hedging obligations, all as determined in accordance with
         GAAP).

         "LENDER" means Transamerica Equipment Financial Services Corporation, a Delaware corporation, together with its successors and assigns.




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         "LIEN" means any preferred ship or other mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangements, encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement), any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code, the Ship Mortgage Act or comparable law of any jurisdiction (including, without limitation, the Republic of Vanuatu or the Netherlands Antilles) to evidence any of the foregoing, but excluding any Permitted Liens.

         "LOAN DOCUMENTS" means, collectively, this Agreement, the Note, the Guaranty, the Security Documents, including all exhibits and schedules to such documents.

         "MATERIAL ADVERSE CHANGE" means, with respect to any Person, a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of such Person taken as a whole, which has a material impairment of the ability of either Borrower or Guarantor to repay or perform the Obligations.

         "MATERIAL ADVERSE EFFECT" means, with respect to any Person, a material adverse effect on the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of such Person taken as a whole, which has a material impairment of the ability of either Borrower or Guarantor to repay or perform the Obligations.

         "NET INCOME" means, with respect to the Guarantor and its Subsidiaries for any period, net income after taxes as determined on a fully consolidated basis for such period in accordance with GAAP.

         "NET WORTH" means, at any date, for the Guarantor determined on a fully consolidated basis, the total shareholders' equity (including capital stock, additional paid-in capital and retained earnings, after deducting treasury stock) as determined in accordance with GAAP.

         "NOTE" means the promissory note made and subscribed by the Borrower to the order of Lender dated December 20, 2000 in the original principal sum of Seven Million and 00/100 Dollars ($7,000,000.00), together with any amendments thereto and renewals, replacements, refinancings and consolidations thereof.

         "OBLIGATIONS" means all indebtedness, obligations and liabilities of the Borrower under the Loan Agreement, the Note or any of the other Loan Documents, whether on account of principal, interest, indemnities, fees (including, without limitation, attorneys' fees, collection fees and all other professionals' fees), costs, expenses, taxes or otherwise.

         "OTHER OBLIGATIONS" has the meaning ascribed to such term in Section 11(a) hereof.




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         "PERMITTED LIENS" means:

                  (a) Liens for taxes, assessments or other charges the payment of which is not past due or the validity of which is being contested, with notice to Lender, in good faith and by appropriate legal proceedings which stay the collection of such taxes, assessments or other charges and the enforcement of such Lien, provided adequate reserves have been established on the books of Borrower;

                  (b) Liens of carriers and warehousemen and similar liens incurred in the ordinary course of business for sums that are not past due or the validity of which is being contested in good faith, including, but not limited to, liens for crew's wages and salvage, including contract salvage and liens for general average, provided adequate reserves have been established on the books of the Borrower;

                  (c) Liens incurred in ordinary course of business in connection with workers' compensation, unemployment insurance or other forms of insurance or benefits;

                  (d) Any attachment or judgment Lien, unless the judgment it secures shall not, within thirty (30) days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within thirty (30) days after expiration of any such stay; and

                  (e) Liens required by the terms of this Agreement.

         "PERSON" means any individual, partnership, joint venture, association, joint stock company, trust, unincorporated organization, unaffiliated corporation or any government or any agency or political subdivision thereof.

         "PREFERRED SHIP MORTGAGE" shall mean that certain First Preferred Ship Mortgage of even date herewith by Borrower in favor of Lender encumbering the Vessels, to be recorded with the Office of the Deputy Commissioner of Maritime Affairs of the Republic of Vanuatu, as amended, supplemented and modified from time to time in accordance with the terms thereof.

         "PROPERTY" of any Person means property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.

         "SECURITY DOCUMENTS" means, collectively, the Charter Agreement, the Preferred Ship Mortgage, the Assignment of Charter, the Assignment of Insurance, the Acknowledgment and all other security agreements, pledge agreements, mortgages, deeds of trust, collateral assignments, pledge agreements, financing statements, insurance policies, vessel surveys, appraisals and any other agreements or certificates now or hereafter delivered to evidence, secure or guarantee the payment and/or performance of the Obligations.



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         "SUBSIDIARY" means, as to any Person, a corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other manager of such corporation are at the time owned, or the management of which is otherwise controlled, directly, or indirectly, through one or more intermediaries, or both, by such Person.

         SECTION 2. GUARANTY. The Guarantor, jointly and severally, absolutely, irrevocably and unconditionally, guarantees to Lender the prompt payment and performance of all Obligations, now or hereafter existing under the Loan Agreement, notwithstanding that advances of the Loan have been, or may be, made while a default exists under the Loan Documents or the Borrower is otherwise not in compliance with the obligations set forth in the Loan Agreement.

         SECTION 3. CONTINUING GUARANTY; TRANSFER OF OBLIGATIONS. This Guaranty is a continuing guaranty and shall (i) remain in full force and effect until payment in full of the Obligations and all other amounts payable under this Guaranty, (ii) be binding upon the Guarantor and its successors and assigns, and
(iii) inure to the benefit of and be enforceable by the Lender and its successors, transferees, and assigns. Without limiting the generality of the foregoing clause (iii), the Lender may assign or otherwise transfer the right to collect the Obligations to any other person or entity, and such other person or entity shall thereupon become vested with all the rights in respect thereof granted to the Lender herein or otherwise.

         SECTION 4. REPRESENTATIONS AND WARRANTIES. The Guarantor hereby represents and warrants as follows:

                  (a) DUE ORGANIZATION, ETC. The Guarantor is a limited liability company duly organized, validly existing and in good standing under the laws of the Netherlands Antilles and has all requisite power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted. The Guarantor is duly qualified or licensed to do business as a foreign corporation or other entity, in good standing in all jurisdictions in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed, except for such jurisdictions where the failure to so qualify or be licensed would not have a Material Adverse Effect on the Guarantor or otherwise on the ability of the Guarantor to carry out its obligations under this Guaranty.

                  (b) DUE AUTHORIZATION AND EXECUTION, ETC. The execution, delivery and performance (including the incurrence of the Obligations hereunder) by the Guarantor of this Guaranty are within the Guarantor's powers, have been duly authorized by all necessary action and do not and will not (i) require any consent or approval of any shareholder of the Guarantor, (ii) contravene (A) the Guarantor's Articles of Incorporation, or (B) any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or any contractual restriction binding on or affecting the Guarantor or any of its properties, and (iii) result in or require the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature (other than pursuant hereto) upon or with respect to any of the Guarantor's properties. The Guarantor is not in default under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or any such contractual restriction, which default would have a Material Adverse Effect on the



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         Guarantor or otherwise on the ability of the Guarantor to carry out its obligations under this Guaranty.

                  (c) GOVERNMENT CONSENTS. No authorization, consent, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery or performance by the Guarantor of this Guaranty.

                  (d) LEGAL, VALID AND BINDING NATURE. This Guaranty is the legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms.

                  (e) SOLVENCY. The fair value of the property and investments of the Guarantor exceeds the total amount of liabilities (including, without limitation, contingent liabilities) of the Guarantor; the present fair saleable value of the assets of the Guarantor exceeds the amount that will be required to pay the probable liability of the Guarantor on its existing debts as they become absolute and matured; the Guarantor is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business; the Guarantor does not intend to, and does not believe that it will, incur debts or liabilities beyond the Guarantor's ability to pay as such debts and liabilities mature; and the Guarantor is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which the property remaining with the Guarantor would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which the Guarantor is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

                  (f) ABSENCE OF LITIGATION. There are no actions, suits, investigations, litigation or proceedings pending or, to the knowledge of the Guarantor, threatened against or affecting the Guarantor or any of its subsidiaries (whether partnerships or corporations) or the properties of the Guarantor or any such subsidiary before any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or which purports to affect any part of the transactions contemplated hereby or by the Agreements or the legality, validity or enforceability of this Guaranty.

                  (g) ABSENCE OF LIENS AND ENCUMBRANCES. Except for Permitted Liens and for distributions payable pursuant to the Articles of Incorporation of Guarantor, there are no mortgages, deeds of trust, pledges, liens, security interests or charges or encumbrances of any nature whatsoever on any properties or assets of Guarantor, except liens incurred in the ordinary course of its business.




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                  (h) PAYMENT OF TAXES. The Guarantor has filed all tax returns
         (federal, state, local and foreign) required to be filed and paid all taxes shown thereon to be due, including interest and penalties, except for such taxes as are being contested in good faith and by proper proceedings and with respect to which appropriate reserves are being maintained by the Guarantor, or except where the failure to file such returns or pay such taxes would not have a Material Adverse Effect on the Guarantor or otherwise on the ability of the Guarantor to carry out its obligations under this Guaranty.

         SECTION 5. INDEMNIFICATION OF LENDER. Guarantor agrees to pay all costs and expenses in connection with the preparation, execution, delivery and enforcement of this Guaranty and the other Loan Documents or any other documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for Lender with respect thereto and with respect to advising Lender as to its rights and responsibilities under this Guaranty. Guarantor agrees to pay on demand all losses, costs and expenses, if any (including reasonable counsel fees and expenses), incurred in connection with the preservation of any rights of Lender under, or the enforcement of, or legal advice in respect of, the rights or responsibilities of Lender under this Guaranty, the Note, the Security Documents, and any other documents delivered hereunder including, without limitation, reasonable losses, costs and expenses sustained by Lender as a result of any failure by Guarantor to perform or observe its obligations contained herein or in any of the Note or any other document related thereto. Guarantor further agrees to indemnify and hold harmless Lender from and against any and all damages, losses, liabilities, costs and expenses resulting from, related to or connected with this Guaranty, the Note, the Security Documents and any document or instrument delivered in connection herewith or the transactions contemplated hereby.

         All sums expended by Lender shall be payable on demand and, until reimbursed by the Borrower or by the Guarantor pursuant hereto, shall bear interest at the default interest rate as set forth in the Note.

         SECTION 6. FINANCIAL INFORMATION. The Guarantor hereby represents and warrants that all financial statements of the Guarantor heretofore delivered to Lender by or on behalf of Guarantor are true and correct in all material respects and fairly present the financial condition of Guarantor as of the respective dates thereof, and no Material Adverse Change has occurred in the financial conditions reflected therein since the respective dates thereof which would have a Material Adverse Effect on Guarantor's ability to repay or perform any of the Obligations pursuant to this Guaranty or any of the other Loan Documents. In addition, the Guarantor covenants that so long as any portion of the Obligations remains outstanding and unpaid, Guarantor will, unless otherwise consented to in writing by Lender:

                  (a) furnish to Lender, as soon as available, but in any event within one hundred twenty (120) days next following the end of each fiscal year of the Guarantor, audited annual financial statements of the Guarantor for such fiscal year, prepared in accordance with GAAP, consisting of both consolidated and unconsolidated balance sheets, income statements and statements of cash flows and shareholders equity set forth on a comparative basis with prior year for the Guarantor and its consolidated Subsidiaries for such year, reported on by independent certified public accountants without an adverse qualification;




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                  (b) furnish to Lender, as soon as available, but not later than sixty (60) days after the end of each fiscal quarter in any fiscal year of the Guarantor, unaudited financial statements of the Guarantor for such fiscal quarter, prepared in accordance with GAAP, consisting of both consolidated and unconsolidated balance sheets, income statements, statements of cash flow and shareholders' equity as at the end of such quarter and for the period from the beginning of such fiscal year to the end of such quarter, set forth on a comparative basis with the prior year;

                  (c) furnish to Lender, within fifteen (15) days after request, such further detailed financial and other information (including, but not limited to, financial statements) as may be requested by Lender with respect to Guarantor, or any Affiliate of, or entity controlled by, the Guarantor, as of a date not earlier than that specified by Lender in such request, together with a Certification with respect thereto; provided, however, the Guarantor's obligation to provide information with respect to any Affiliate of, or entity controlled by the Guarantor, shall only be required to the extent such information is reasonably available to Guarantor.

         SECTION 7. COMPLIANCE CERTIFICATE. In connection with each delivery of the financial statements required pursuant to this Guaranty, Guarantor will deliver to Lender a certificate, signed by the chief financial officer of Guarantor, stating that (i) said officer has reviewed the aforesaid financial statements and the provisions of this Agreement; (ii) such financial statements are accurate and complete; (iii) there is no condition or event at the end of such fiscal year or fiscal quarter or at the time of such certificate which constitutes an Event of Default or specifying the nature and period of existence of any such condition or event; at the end of such fiscal year or fiscal quarter, all in reasonable detail; (iv) demonstrating, in reasonable detail, compliance during and at the end of such accounting period with the provisions of Section 8 of this Guaranty, and (v) said officer has reviewed the terms of this Guaranty and the other Loan Documents and has made or caused to be made under his or her supervision, a review in reasonable detail of the transactions and condition of the Guarantor and its respective Subsidiaries during the accounting period covered by such financial statements and demonstrating, in reasonable detail, compliance during and at the end of such accounting period with the provisions set forth in this Guaranty. The aforesaid certificate shall include calculations showing compliance with any financial covenants together with a comparison of actual and required results.

         SECTION 8. NEGATIVE COVENANTS. So long as any of the Obligations remain unpaid, the Guarantor agrees to comply with the following covenants:

                  (a) DEBT SERVICE COVERAGE RATIO. The Guarantor shall not permit its Debt Service Coverage Ratio (on a fully consolidated basis) as of the last day of any fiscal quarter to be less than 1.50.

                  (b) MINIMUM NET WORTH. Guarantor shall not permit its Net Worth (on a fully consolidated basis) as of the last day of any fiscal quarter to less than $70,000,000.





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         SECTION 9. SECURITY INTEREST IN MONEYS, SECURITIES, ETC. In addition to any right available to Lender under Applicable Law or any other agreement, the Guarantor hereby gives to Lender a continuing lien on, security interest in and right of set-off against all moneys, securities and other property of the Guarantor and the proceeds thereof, now on deposit or now or hereafter delivered, remaining with or in transit in any manner to Lender, its correspondents, participants or its agents from or for the Guarantor, whether for safekeeping, custody, pledge, transmission, collection or otherwise or coming into possession of Lender in any way, and also, any balance of any deposit account and credits of the Guarantor with, and any and all claims of the Guarantor against, Lender at any time existing, as collateral security for the payment of the Obligations and all of the other obligations of the Guarantor under this Guaranty, including fees, contracted with or acquired by Lender, whether joint, several, absolute, contingent, secured, matured or unmatured, hereby authorizing Lender at any time or times, without prior notice, to apply such balances, credits or claims, or any part thereof, to such Obligations in such amounts as it may select, whether contingent, unmatured or otherwise and whether any collateral security therefor is deemed adequate or not. The collateral security described herein shall be in addition to any collateral security described in any separate agreement executed by the Guarantor. Lender, in addition to any right available to it under applicable law or any other agreement, shall have the right, at its option, to immediately set-off against any Obligations all monies owed by Lender in any capacity to the Guarantor, whether or not due, and Lender shall, at its option, be deemed to have exercised such right to set-off and to have made a charge against any such money immediately upon the occurrence of any events of default set forth below, even though such charge is made or entered on the books of Lender subsequent to those events.

         SECTION 10. APPLICATION OF PAYMENTS. Payments received by Lender pursuant to the Note or any other Loan Documents shall be applied in the following manner: FIRST, to the payment of all expenses, charges, costs and fees incurred by or payable to Lender and for which Borrower or Guarantor is obligated pursuant to the terms of the Note or any of the other Loan Documents; SECOND, to the payment of all interest accrued to the date of such payment; and THIRD, to the payment of principal in the order of maturity. Notwithstanding anything to the contrary in any of the Loan Documents, after the occurrence and during the continuation of an Event of Default, all amounts received by Lender from Borrower, Guarantor or any other party shall be applied in such order as Lender, in its sole and uncontrolled discretion, may elect.

         SECTION 11. MODIFICATIONS AND OTHER ACTIONS PERMITTED. The Guarantor hereby expressly agrees that this Guaranty is independent of, and in addition to, all collateral granted, pledged or assigned under the Security Documents, and Guarantor hereby consents that from time to time, before or after any default by the Borrower, with or without further notice to or assent from
Guarantor:

                  (a) any security at any time held by or available to Lender for any of the Obligations, or any security at any time held by or available to Lender for any obligation of any other person or party primarily, secondarily or otherwise liable for all or any portion of the Obligations, any other liabilities and/or any other obligations of the Borrower or any other person or party, other than Lender, under any of the Loan Documents ("Other Obligations"), including any guarantor of the Obligations and/or any of such Other Obligations, may be accelerated, settled, exchanged, surrendered or released and Lender may fail to set-off and may release, in whole or in part, any balance of any deposit account or credit on its books in favor of the Borrower, or of any such other Person or party;

                  (b) any obligation of the Borrower, or of any such other person or party, may be changed, altered, renewed, extended, continued, accelerated, surrendered, compromised, settled, waived or released in whole or in part, or any default with respect thereto waived;

                  (c) Lender may extend further credit in any manner whatsoever to the Borrower, and generally deal with the Borrower or any of the above-mentioned security, deposit account, credit on its books or other person or party as Lender may see fit; and

                  (d) Guarantor shall remain bound in all respects under this Guaranty, without any loss of any rights by Lender and without affecting the liability of Guarantor, notwithstanding any such exchange, surrender, release, change, alteration, renewal, extension, continuance, compromise, waiver, inaction, extension of further credit or other dealing.

         SECTION 12. WAIVERS. The Guarantor hereby waives:

                  (a) notice of acceptance of this Guaranty and of the making of the Loan or any advance thereof by Lender to the Borrower;

                  (b) presentment and demand for payment of the Obligations or any portion thereof;

                  (c) protest and notice of dishonor or default to the Guarantor or to any other person or party with respect to the Obligations or any portion thereof;

                  (d) all other notices to which Guarantor might otherwise be entitled;

                  (e) any demand under this Guaranty; and

                  (f) any duty on the part of Lender to disclose to Guarantor any facts Lender may now or hereafter know about Borrower or the Collateral, regardless of whether Lender has reason to believe that any such facts materially increase the risk beyond that which Guarantor intends to assume or has reason to believe that such facts are unknown to Guarantor or has a reasonable opportunity to communicate such facts to Guarantor, it being understood and agreed that Guarantor is fully responsible for being and keeping informed of the financial condition of Borrower, of the condition of the Collateral and of any and all circumstances bearing on the risk that liability may be incurred by Guarantor hereunder.

         SECTION 13. EVENTS OF DEFAULT. "Event of Default" whenever used herein, means any one of the following events:

                  (a) An Event of Default as provided under the Loan Agreement or any of the other Loan Documents and its continuance beyond any applicable notice and/or grace periods therein contained;

                  (b) A default by Guarantor in the performance, or breach, of any covenant or other provision contained in this Guaranty;

                  (c) A default in the performance, or breach, of any material covenant or agreement of Guarantor or any Subsidiary in any loan or credit agreement or any note issued pursuant thereto or default in the payment of any sum due under any such agreement or any note issued pursuant thereto (whether payment is due at maturity, by reason of notice of prepayment or acceleration or otherwise) and such default shall continue unremedied for a period of fifteen (15) days from the date of notice thereof and such default shall have a Material Adverse Effect on Guarantor;

                  (d) A default under any bond, debenture, note or other evidence of indebtedness of Guarantor or any Subsidiary (other than to Lender) or under any indenture or other instrument under which any such evidence of indebtedness has been issued or by which it is governed which, in the opinion of Lender, would have a Material Adverse Effect on such party and such default shall continue unremedied for a period of fifteen (15) days from the date of notice thereof from Lender;

                  (e) Guarantor commences any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeks to have an order for relief entered with respect to it, or seeks to be adjudicated a bankrupt or insolvent, or seeks reorganization, arrangement, adjustment, liquidation, dissolution, composition or other relief with respect to it or its debts, or seeks the appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property;

                  (f) Guarantor make a general assignment for the benefit of creditors;

                  (g) there is commenced against Guarantor, any case, proceeding or other action of a nature referred to in subparagraph (e) above or seeking the issuance of a warrant of attachment, execution, distraint or similar process ("Process") against all or any substantial part of its property, which case, proceeding or other action results in the entry of an order for relief or remains undismissed, undischarged or unbonded for a period of 60 days, which Process has a Material Adverse Effect on Guarantor;

                  (h) Guarantor takes any action indicating its consent to, approval of, or acquiescence in or in furtherance of, any of the acts set forth in subparagraphs (c) and (e) above;

                  (i) Guarantor admits in writing its inability to pay its debts as they mature;

                  (j) Guarantor terminates or dissolves or suspends its usual business activities or conveys, sells, leases, transfers or otherwise disposes of all or a substantial part of its property, business or assets other than in the ordinary course of business.

         SECTION 14. WAIVER CONCERNING CLAIMS AGAINST BORROWER. This is a guaranty of payment and not of collection and Guarantor further waives any right to require that any action be brought against the Borrower or any other person or party or to require that resort be had to any security or to any balance of any deposit account or credit on the books of Lender in favor of the Borrower or any other person or party. Any payment on account of or reacknowledgment of the Obligations by the Borrower, or any other party liable therefor, shall be deemed to be made on behalf of Guarantor and shall serve to start anew the statutory period of limitations applicable to the Obligations.

         SECTION 15. SUCCESSORS AND ASSIGNS. Each reference herein to Lender shall be deemed to include its successors and assigns, in whose favor the provisions of this Guaranty shall also inure. Each reference herein to the Guarantor shall be deemed to include the successors and assigns of Guarantor, all of whom shall be bound by the provisions of this Guaranty, provided, however, that Guarantor shall in no event nor under any circumstance have the right, without obtaining the prior written consent of Lender, to assign or transfer Guarantor's obligations and liabilities under this Guaranty, in whole or in part, to any other person, party or entity.

         SECTION 16. MERGER CONSOLIDATION OR REORGANIZATION OF GUARANTOR. The term "Guarantor" as used herein shall mean, the agreements and obligations on the part of the Guarantor herein contained shall remain in force and application notwithstanding the merger, consolidation, reorganization or absorption thereof, and the term "Guarantor" shall include such new entity, but the old entity shall not thereby be released from any obligations or liabilities hereunder.

         SECTION 17. DELAY OR INDULGENCE NOT WAIVER. No delay on the part of Lender in exercising any right or remedy under this Guaranty or failure to exercise the same shall operate as a waiver in whole or in part of any such right or remedy. No notice to or demand on Guarantor shall be deemed to be a waiver of the obligations of Guarantor or of the right of Lender to take further action without notice or demand as provided in this Guaranty. No course of dealing between Guarantor and Lender shall change, modify or discharge, in whole or in part, this Guaranty or any obligations of the Guarantor hereunder.

         SECTION 18. MODIFICATIONS AND AMENDMENTS. This Guaranty may only be modified, amended, changed or terminated by an agreement in writing signed by Lender and the Guarantor. No waiver of any term, covenant or provision of this Guaranty shall be effective unless given in writing by Lender and if so given by Lender shall only be effective in the specific instance in which given. The execution and delivery hereafter to Lender by Guarantor of a new instrument of guaranty or any reaffirmation of guaranty, of whatever nature, shall not terminate, supersede or cancel this instrument, unless expressly so provided therein, and all rights and remedies of Lender hereunder or under any instrument of guaranty hereafter executed and delivered to Lender by Guarantor shall be cumulative and may be exercised singly or concurrently.

         SECTION 19. OBLIGATIONS ABSOLUTE.

                  (a) Guarantor acknowledges that this Guaranty and Guarantor's obligations under this Guaranty are and shall at all times continue to be absolute, irrevocable and unconditional in all respects, and shall at all times be valid and enforceable irrespective of any other agreements or circumstances of any nature whatsoever which might otherwise constitute a defense to this Guaranty and the obligations of Guarantor under this Guaranty or the obligations of any other person or party (including, without limitation, the Borrower) relating to this Guaranty or the obligations of Guarantor hereunder or otherwise with respect to the Obligations, including, but not limited to, a foreclosure of any of the Loan Documents or the realization upon any other collateral given, pledged or assigned as security for all or any portion of the Obligations, or the filing of a petition under Title 11 of the United States Code with regard to the Borrower or Guarantor, or the commencement of an action or proceeding for the benefit of the creditors of the Borrower or Guarantor, or the obtaining by Lender of title to, respectively, the collateral encumbered by any of the Loan Documents or any other collateral given, pledged or assigned as security for the Obligations by reason of the foreclosure or enforcement of any of the Loan Documents or any other pledge or security agreement, the acceptance of a deed or assignment in lieu of foreclosure or sale, or otherwise.

                  (b) No exculpatory provisions which may be contained in the Loan Agreement or in any other Loan Document shall in any event or under any circumstances be deemed or construed to modify, qualify, or affect in any manner whatsoever the obligations and liabilities of Guarantor under this Guaranty.

         SECTION 20. WAIVER OF SUBROGATION. Notwithstanding any payments made by Guarantor pursuant to the provisions of this Guaranty, as long as any of the Obligations are unpaid or outstanding, Guarantor irrevocably waives all rights to enforce or collect upon any rights which it now has or may acquire against the Borrower either by way of subrogation, indemnity, reimbursement or contribution for any amount paid under this Guaranty or by way of any other obligations whatsoever of the Borrower to Guarantor. This Guaranty shall continue to be effective or be reinstated, as if any applicable payment of the Obligations had not been made, if at any time any such payment of the Obligations is rescinded or must be otherwise returned by Lender upon the insolvency, bankruptcy, or other reorganization of Borrower. The provisions of this Section 20 shall survive the term of this Guaranty and the payment in full of the Obligations and the termination of any commitment to make any further advances of Loan proceeds pursuant to the Loan Agreement.

         SECTION 21. NOTICES. Any notice, request or demand given or made under this Guaranty shall be in writing and shall be hand delivered or sent by Federal Express or other reputable overnight courier service or by postage prepaid registered or certified mail, return receipt requested, and shall be deemed given (a) when received at the following addresses if hand delivered or if sent by Federal Express or other reputable overnight courier service, and (b) three
(3) business days after being postmarked and addressed as follows if sent by registered or certified mail, return receipt requested:

                  IF TO LENDER:

                           Transamerica Equipment Financial Services Corporation 10975 Benson Drive, Suite 530
                           Overland Park, Kansas  66210
                           Attention: Region Credit Manager
                           Telephone:       (913) 663-3862
                           Facsimile:       (913) 663-3872

                  WITH A COPY TO:

                           Transamerica Equipment Financial Services Corporation Riverway II, West Office Tower
                           9399 West Higgins Road, Suite 600
                           Rosemont, Illinois  60018
                           Attention:  Legal Department
                           Facsimile:       (847) 685-1176

                  IF TO THE GUARANTOR:

                           Statia Terminals Group N.V.
                           c/o Statia Terminals, Inc.
                           800 Fairway Drive, Suite 195
                           Deerfield Beach, Florida  33441
                           Attention:  Vice President and Treasurer
                           Telephone:       (954) 698-0705
                           Facsimile:       (954) 570-3453

                  WITH A COPY TO:

                           Statia Terminals Group N.V.
                           c/o Statia Terminals, Inc.
                           801 Warrenville Road, Suite 200
                           Lisle, Illinois  60532
                           Attention:  Secretary
                           Telephone:       (630) 435-9540
                           Facsimile:       (630) 435-9542

it being understood and agreed that each party will use reasonable efforts to send copies of any notices to the addresses marked "With a copy to" hereinabove set forth; PROVIDED, however, that failure to deliver such copy or copies shall have no consequence whatsoever to the effectiveness of any notice made to the Guarantor or Lender. Each party to this Guaranty may designate a change of address by notice given, as herein provided, to the other party fifteen (15) days prior to the date such change of address is to become effective.

         SECTION 22. INTEGRATION. This Guaranty constitutes the entire agreement and understanding between the Lender and the Guarantor relating to the subject matter hereof, and supersedes all prior negotiations, agreements and understandings relating to such subject matter. In entering into this Guaranty, the Guarantor acknowledges that it is relying on no statement, representation, warranty, covenant or agreement of any kind made by the Lender or any employee or agent of the Lender.

         SECTION 23. GOVERNING LAW. THIS GUARANTY IS, AND SHALL BE DEEMED TO BE, A CONTRACT ENTERED INTO UNDER AND PURSUANT TO THE LAWS OF THE STATE OF ILLINOIS AND SHALL BE IN ALL RESPECTS GOVERNED, CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS WITHOUT REGARD TO ANY RULES, REGULATIONS OR LAWS CONCERNING CONFLICT OF LAWS.

         SECTION 24. CONSENT TO JURISDICTION; SERVICE OF PROCESS; VENUE. Guarantor agrees to submit to personal jurisdiction in the State of Illinois in any action or proceeding arising out of this Guaranty. In furtherance of such agreement, Guarantor hereby agrees and consents that without limiting other methods of obtaining jurisdiction, personal jurisdiction over Guarantor in any such action or proceeding may be obtained within or without the jurisdiction of any court located in Illinois and that any process or notice of motion or other application to any such court in connection with any such action or proceeding maybe served upon Guarantor by registered or certified mail to, or by personal service at, the last known address of Guarantor, whether such address be within or without the jurisdiction of any such court. Guarantor hereby further agrees that the venue of any litigation arising in connection with any matters relating to the Obligations, this Guaranty or the enforcement hereof, shall, to the extent permitted by law, be in Cook County.

         SECTION 25. WAIVER OF DEFENSES. Guarantor absolutely, unconditionally and irrevocably waives any and all right to assert or interpose any defense (other than the final and indefeasible payment in full of the Obligations), setoff, counterclaim or crossclaim of any nature whatsoever with respect to this Guaranty or the obligations of Guarantor under this Guaranty, or the obligations of any other person or party (including without limitation, the Borrower) relating to this Guaranty, or the obligations of Guarantor hereunder or otherwise with respect to the Loan in any action or proceeding brought by Lender to collect the Obligations, or any portion thereof, or to enforce the obligations of Guarantor under this Guaranty; PROVIDED, HOWEVER, that the foregoing shall not be deemed a waiver of the right of Guarantor to assert any compulsory counterclaim maintained in a court of the United States, or of the State of Illinois, if such counterclaim is compelled under local law or rule of procedure, nor shall the foregoing be deemed a waiver of the right of Guarantor to assert any claim which would constitute a defense, setoff, counterclaim or crossclaim of any nature whatsoever against Lender in any separate action or proceeding. Guarantor hereby undertakes and agrees that this Guaranty shall remain in full force and effect for all of the obligations and liabilities of Guarantor hereunder, notwithstanding the maturity of the Loan, whether by acceleration, scheduled maturity or otherwise.

         SECTION 26. COUNTERPARTS; SECTION HEADINGS. This Guaranty may be executed in one or more counterparts, each of which counterparts shall be an original and all of which together shall constitute a single agreement of guaranty. The section headings contained in this Guaranty are for convenience of reference only, and shall not affect in any way the interpretation of any of the provisions hereof.

         SECTION 27. WAIVER OF JURY TRIAL. GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, AND LENDER BY ITS ACCEPTANCE OF THIS GUARANTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR COUNTERCLAIM ARISING IN CONNECTION WITH, OUT OF OR OTHERWISE RELATING TO THIS GUARANTY.

         IN WITNESS WHEREOF, the undersigned officers of STATIA TERMINALS GROUP N.V., duly authorized hereunto, have each executed and delivered this Guaranty on the day, month and year first written above.


                                       STATIA TERMINALS GROUP N.V.



                                       -----------------------------------------
                                       By:      James F. Brenner
                                       Title:   Vice President and Treasurer



                                       -----------------------------------------
                                       By:      Thomas M. Thompson, Jr.
                                       Title:   Vice President

                                 ACKNOWLEDGMENT

STATE OF FLORIDA

COUNTY OF BROWARD


         BEFORE ME, the undersigned Notary Public, duly commissioned and qualified within and for the State and County aforesaid,

         PERSONALLY CAME AND APPEARED, James F. Brenner, that he is the Vice President and Treasurer of Statia Terminals Group N.V. (the "Company"), and that as such officer and on behalf of and in the name of the Company on December 20, 2000, he signed and executed the above and foregoing Guaranty. Said appearer further declared and acknowledged that the execution and delivery of this Guaranty has been fully authorized by the Board of Directors of the Company, and that he executed the Guaranty as the free act and deed of the Company, for the purposes and considerations therein expressed.

         IN WITNESS WHEREOF, this instrument is executed in the presence of the undersigned witnesses and me, Notary on this 20th day of December, 2000.

WITNESSES:




---------------------------------       ----------------------------------------
                                        (Name of appearer) James F. Brenner
                                         Vice President and Treasurer

---------------------------------



                        --------------------------------
                                  NOTARY PUBLIC

NOTE: TWO SEPARATE WITNESSES ARE REQUIRED AND THE NOTARY CANNOT ALSO ACT AS A
      WITNESS.

NOTE: ACKNOWLEDGMENT IS REQUIRED FOR ALL PARTIES SIGNING DOCUMENTS OUTSIDE THE
      CLOSING.

                                 ACKNOWLEDGMENT

STATE OF FLORIDA

COUNTY OF BROWARD


         BEFORE ME, the undersigned Notary Public, duly commissioned and qualified within and for the State and County aforesaid,

         PERSONALLY CAME AND APPEARED, Thomas M. Thompson, Jr., that he is a Vice President of Statia Terminals Group N.V. (the "Company"), and that as such officer and on behalf of and in the name of the Company on December 20, 2000, he signed and executed the above and foregoing Guaranty. Said appearer further declared and acknowledged that the execution and delivery of this Guaranty has been fully authorized by the Board of Directors of the Company, and that he executed the Guaranty as the free act and deed of the Company, for the purposes and considerations therein expressed.

         IN WITNESS WHEREOF, this instrument is executed in the presence of the undersigned witnesses and me, Notary on this 20 day of December, 2000.

WITNESSES:


---------------------------------     ------------------------------------------
                                      (Name of appearer) Thomas M. Thompson, Jr.
                                      Vice President


---------------------------------


                        --------------------------------
                                  NOTARY PUBLIC

NOTE: TWO SEPARATE WITNESSES ARE REQUIRED AND THE NOTARY CANNOT ALSO ACT AS A
      WITNESS.

NOTE: ACKNOWLEDGMENT IS REQUIRED FOR ALL PARTIES SIGNING DOCUMENTS OUTSIDE THE
      CLOSING.